Exhibit 10.2

Credit Line Account:

  Collateral Account:

ADDENDUM TO CREDIT LINE ACCOUNT APPLICATION AND AGREEMENT

This Addendum (this “Addendum”) is attached to, incorporated by reference into and is fully a part of the Credit Line Account Application and Agreement between UBS Credit Corp. (“Credit Corp.”) and the borrower named in the signature area below (the “Borrower”), dated as of the date hereof (as amended or otherwise modified from time to time, the “Agreement”). This Addendum and the Agreement shall not become effective and binding upon Credit Corp. until this Addendum has been executed by the Borrower and accepted by Credit Corp. at its home office. Any conflict between the terms of the Agreement and this Addendum shall be resolved in accordance with the terms of this Addendum. Defined terms used herein to have the respective meanings set forth in the Agreement unless otherwise defined in this Addendum.

A.            Credit Corp. and the Borrower acknowledge and agree that:

1.  The Agreement is amended by adding the following as Section 3 e):

“The Borrower acknowledges that Credit Corp. will not make an Advance against the Collateral in amounts equal to the fair market or par value of the Collateral unless the Borrower arranges for another person or entity to provide additional collateral or assurances on terms and conditions satisfactory to Credit Corp. In requesting an Approved Amount equal to the par value of the Collateral, the Borrower has arranged for UBS Financial Services Inc. to provide, directly or through a third party, the pledge of additional collateral and/or assurances to Credit Corp. so that Credit Corp. will consider making Advances from time to time in accordance with the terms of this Agreement and in amounts equal to, in the aggregate, the par value of the Collateral at the date of an Advance. In addition, the Borrower, Credit Corp. and UBS Financial Services Inc. acknowledge and agree that if (a) Credit Corp. is repaid all of the Credit Line Obligations due to Credit Corp. under the Agreement and this Addendum and (b) as part of such repayment, Credit Corp. realizes on the additional collateral and/or assurances pledged or otherwise provided by UBS Financial Services and/or any such third party to Credit Corp., then the Agreement shall not terminate and Credit Corp. shall automatically assign to UBS Financial Services Inc. and any such third party, and UBS Financial Services Inc. and any such third party shall automatically assume and be subrogated to, all of Credit Corp.’s rights, claims and interest in and under the Agreement and this Addendum, including without limitation, the security interest in the Collateral granted Credit Corp.’s under the Agreement and this Addendum (further including, without limitation, interest, dividends, distributions, premiums, other income and payments received in respect of any Collateral) to the extent of the amount that Credit Corp. has realized on all or any part of the additional collateral and/or assurances pledged or otherwise provided by UBS Financial Services and/or any such third party to Credit Corp. in order to effect the repayment of the Credit Line Obligations due to Credit Corp. under the Agreement. Upon such automatic assignment and subrogation, UBS Financial Services Inc. and any such third party shall be entitled to directly exercise any and all rights and remedies afforded Credit Corp. under the Agreement, this Addendum and any and all other documents and agreements entered into in connection with the Agreement and/or this Addendum.”

2.  Section 4 c) of the Agreement is deleted in its entirety and replaced with the following:

“Each Variable Rate Advance under a Prime Credit Line will bear interest at a variable rate equal to LIBOR, adjusted daily, plus the percentage rate that (unless otherwise specified by Credit Corp. in writing) is shown on Schedule I below for the Approved Amount of the Credit Line. For Prime Credit Lines, the rate of interest payable on Variable Rate Advances is subject to change without notice in accordance with fluctuations in

LIBOR. On each day that LIBOR changes (or that is otherwise specified by Credit Corp. in writing), the interest rate on all Variable Rated Advances will change accordingly.”

3.  The Agreement is amended by adding the following as Section 5 g):

“Borrower will make additional payments (“Additional Payments”) as follows:

•                  The proceeds of any liquidation, redemption, sale or other disposition of all or part of the auction rate securities in the Collateral Account (the “Pledged ARS”) will be automatically transferred to Credit Corp. as payments. The amount of these payments will be determined by the proceeds received in the Collateral Account, and may be as much as the total Credit Line Obligations.

•                  All other interest, dividends, distributions, premiums, other income and payments that are received in the Collateral Account in respect of any Collateral will be automatically transferred to Credit Corp. as payments. These are referred to as “ARS Payments.” The amount of each ARS Payment will vary, based on the proceeds received in the Collateral Account. Credit Corp. estimates that the ARS Payments will range from zero to fifteen ($15.00) dollars per month per $1,000 in par value of Pledged ARS. Credit Corp. will notify Borrower at least ten (10) days in advance of any ARS Payment that falls outside of this range. If Borrower would prefer to have advance notice of each payment to be made to Advances, Borrower may cancel ARS Payments as described below.

•                  Borrower agrees that any cash, check or other deposit (other than a deposit of securities) made to the Collateral Account is an individual authorization to have such amount transferred to Credit Corp. as a payment. The amount of each payment is the amount of the deposit.

Each Additional Payment will be applied, as of the date received by Credit Corp., in the manner set forth in the last sentence of Section 5 d). Borrower acknowledges that neither Credit Corp. nor UBS Financial Services Inc. sets or arranges for any schedule of Additional Payments. Instead, Additional Payments will be transferred automatically from the Collateral Account whenever amounts are received in the Collateral Account, generally on the second Business Day after receipt.

Borrower may elect to stop ARS Payments at any time, and this election will cancel all ARS Payments that would occur three (3) Business Days or more after Credit Corp. receives such notice. If Borrower stops ARS Payments, Borrower will continue to be obligated to pay principal, interest, and other amounts pursuant to the Agreement. If Borrower elects to cancel ARS Payments, all other Additional Payments will be cancelled. Cancelling ARS Payments and Additional Payments may result in higher interest charges by Credit Corp. because amounts received in the Collateral Account will not be automatically transferred and credited. Any amounts received in the Collateral Account will remain in the Collateral Account unless Credit Corp. permits you to withdraw all or part of such amounts. Your notice to cancel must be sent to: Attention: President, UBS Credit Corp., 1000 Harbor Boulevard, Weehawken, New Jersey 07086.

Important Disclosure About Required Payments. If Additional Payments are sufficient to pay all accrued interest on Advances on or before a due date, then Borrower need not make an additional interest payment. Excess Additional Payments will be applied against principal. However, if Additional Payments are not sufficient to pay all accrued interest on Advances on or before a due date, then Credit Corp. may, in its sole discretion (1) capitalize unpaid interest as an additional Advance, although Credit Corp. generally will capitalize interest only if the total of all Advances will be under the Credit Line, or (2) require Borrower to make payment of all accrued and unpaid interest.”

4.  The Agreement is amended by adding the following as Section 10 e):

“The Borrower agrees that in the event the Credit Corp. determines to liquidate or sell any Collateral, Credit Corp. shall, to the fullest extent permitted by applicable law, have the right to do so in any manner, including, without limitation, the sale of Collateral individually or in a block, for cash or for credit, in a public or private sale, with or without public notice, through the use of sealed bids or otherwise, with the aid of any advisor or agent who may be an affiliate of Credit Corp. or in any other manner as Credit Corp. in its sole discretion shall choose. The Borrower acknowledges that the price Credit Corp. obtains for Collateral in Credit Corp.’s chosen method of sale may be lower than might be otherwise obtained in another method of sale, and the Borrower hereby agrees that any such sale shall not be considered to be not commercially reasonable solely because of such lower price. The Borrower understands that there may not be a liquid market for the Collateral and that, as a result, the price received for the Collateral upon liquidation or sale by Credit Corp. may be substantially less than the Borrower paid for such Collateral or than the last market value available for it, if any. The Borrower further agrees that any sale by Credit Corp. shall not be considered to be not commercially reasonable solely because there are few (including only one) or no third parties who submit bids or otherwise offer to buy the Collateral. The Borrower understands that Credit Corp.’s sale of any of the Collateral may be subject to various state and federal property and/or securities laws and regulations, and that compliance with such laws and regulations may result in delays and/or a lower price being obtained for the Collateral. The Borrower agrees that Credit Corp. shall have the right to restrict any prospective purchasers to those who, in Credit Corp.’s sole discretion, Credit Corp. deems to be qualified. The Borrower acknowledges that Credit Corp. shall have sole authority to determine, without limitation, the time, place, method of advertisement and manner of sale and that Credit Corp. may delay or adjourn any such sale in its sole discretion. The Borrower expressly authorizes Credit Corp. to take any action with respect to the Collateral as Credit Corp. deems necessary or advisable to facilitate any liquidation or sale, and the Borrower agrees that Credit Corp. shall not be held liable for taking or failing to take any such action, regardless if a greater price may have been obtained for the Collateral if such action was or was not taken, as applicable. The Borrower hereby waives, to the fullest extent permitted by law, any legal right of appraisal, notice, valuation, stay, extension, moratorium or redemption that the Borrower would otherwise have with respect to a sale of the Collateral.”

5.  The Agreement is amended by adding the following as Section 11 f):

“In connection with any Collateral consisting of securities commonly referred to as “Auction Rate Securities” (which for greater certainly, include, without limitation, debt securities on which the interest rate payable is periodically re-set by an auction process and/or equity securities on which any dividend payable is periodically re-set by an auction process), if at any time any such Auction Rate Securities may be sold, exchanged, redeemed, transferred or otherwise conveyed by the Borrower for gross proceeds that are, in the aggregate, not less than the par value of such securities (a “Par Value Liquidation”), the Borrower agrees (i) to immediately effect such Par Value Liquidation and (ii) that the proceeds of any such Par Value Liquidation so effected shall be immediately and automatically used to pay down any and all outstanding Credit Line Obligations to the extent of such proceeds. The Borrower hereby acknowledges and agrees with Credit Corp. and directs UBS Financial Services Inc. that to the extent permitted by applicable law, this section shall constitute an irrevocable instruction, direction and standing sell order to UBS Financial Services Inc. to effect a Par Value Liquidation to the extent it is possible to do so at any time during the term of this Agreement. The Borrower further agrees with Credit Corp. and UBS Financial Services Inc. to execute and deliver to Credit Corp. and/or UBS Financial Services Inc. such further documents and agreements as may be necessary in the sole and absolute discretion of Credit Corp. and/or UBS Financial Services Inc. to effect the foregoing irrevocable instruction, direction and standing sell order.”

6.  The Agreement is amended by adding the following as Section 21:

“The Borrower hereby (i) acknowledges and admits its indebtedness and obligations to Credit Corp. under the Agreement; and (ii) acknowledges, admits and agrees that it has no and shall assert no defenses, offsets, counterclaims or claims in respect of its obligations under the Agreement, in each case notwithstanding any claim or asserted claim that it may have, or purport to have, against any affiliate of Credit Corp..”

7.             Schedules I and II to the Agreement are deleted in their entirety and replaced with the following Schedule
I:                                                        Schedule I to UBS Credit Corp. Credit Line Agreement

Schedule of Percentage Spreads Over LIBOR

Aggregate Approved Amount	Spread Over LIBOR

$25,001 and over	.50%

Credit Corp. reserves the right to change the Spread over LIBOR, in its sole and absolute discretion and without notice to Borrower, if at any time the Collateral which consists of securities commonly referred to as “Auction Rate Securities” may be sold, exchanged, redeemed, transferred or otherwise conveyed by Borrower for gross proceeds that are, in the aggregate, not less than the par value of such securities.”

8.  Credit Corp. and the Borrower acknowledge and agree that notwithstanding anything to the contrary in the Agreement, Borrower shall not request and Credit Corp. shall not make a Fixed Rate Advance.

9.  Section 8 f) of the Agreement is deleted in its entirety and replaced with the following:

“If a Collateral Account has margin features, the margin features will be removed by UBS Financial Services Inc. or UBS International Inc., as applicable, so long as there is no outstanding margin debit in the Collateral Account. If a Collateral Account has Resource Management Account® or Business Services Account BSA® features, such as check writing, cards, bill payment, or electronic funds transfer services, all such features shall be removed by UBS Financial Services Inc. or UBS International Inc., as applicable.”

10.  Credit Corp. and the Borrower acknowledge and agree that notwithstanding anything to the contrary in the Agreement, the Credit Line shall not have Credit Line checks.

B.       This Addendum may be signed in multiple original counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has signed this Addendum pursuant to due and proper authority as of the date set forth below.

Borrower Name: Five Star Quality Care, Inc.
By:
Name:
Title:

UBS Credit Corp.

By:
Name:
Title:

By:
Name:
Title:

Date:	, 2008